                            PRESTON CREEK APARTMENTS
                                5902 PRESTON OAKS
                                  DALLAS, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 7, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES (R) LETTERHEAD]
                                                                   JULY 16, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:   PRESTON CREEK APARTMENTS
      5902 PRESTON OAKS
      DALLAS, DALLAS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 228 units with a total of 216,600 square feet of rentable area. The improvements were built in 1979. The improvements are situated on 11.567 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 99% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 7, 2003 is:

                                   ($7,900,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.


                             -s- Frank Fehribach

July 16, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
#TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .....................................................    4
Introduction ..........................................................    9
Area Analysis .........................................................   11
Market Analysis .......................................................   14
Site Analysis .........................................................   16
Improvement Analysis ..................................................   16
Highest and Best Use ..................................................   17

                                    VALUATION

Valuation Procedure ...................................................   18
Sales Comparison Approach .............................................   20
Income Capitalization Approach ........................................   26
Reconciliation and Conclusion .........................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                 EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                 Preston Creek Apartments
LOCATION:                      5902 Preston Oaks
                               Dallas, Texas

INTENDED USE OF ASSIGNMENT:    Court Settlement
PURPOSE OF APPRAISAL:          "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:            Fee Simple Estate

DATE OF VALUE:                 May 7, 2003
DATE OF REPORT:                July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                        11.567 acres, or 503,859 square feet
  Assessor Parcel No.:         00000-7943125-00000
  Floodplain:                  Community Panel No. 48113C0185J (August 23, 2001)
                               Flood Zone X, an area outside the floodplain.
  Zoning:                      MF-1 (A) (Multi Family District)

BUILDING:
  No. of Units:                228 Units
  Total NRA:                   216,600 Square Feet
  Average Unit Size:           950 Square Feet
  Apartment Density:           19.7 units per acre
  Year Built:                  1979

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                                Square  -------------------     Monthly     Annual
   Unit Type                     Feet   Per Unit     Per SF     Income      Income
   ---------                     ----   --------     ------     ------      ------
1Br/1Ba - 1A10                    788   $   550   $   0.70   $   46,200   $  554,400
1Br/1.5Ba -1A15                   897   $   650   $   0.72   $   46,800   $  561,600
2Br/2Ba - 2A20                  1,186   $   750   $   0.63   $   45,000   $  540,000
2Br/2Ba - 2B20                  1,222   $   850   $   0.70   $   10,200   $  122,400
                                                             -----------------------
                                                     Total   $  148,200   $1,778,400
                                                             =======================

OCCUPANCY:                      99%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  24 Years
REMAINING ECONOMIC LIFE:        21 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDINGS PICTURE] [EXTERIOR - APARTMENT BUILDING PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

  As Vacant:                   Hold for future multi-family development
  As Improved:                 Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                                   Amount               $/Unit
---------------------                                                   ------               ------
Potential Rental Income                                           $1,778,400             $7,800
Effective Gross Income                                            $1,667,136             $7,312
Operating Expenses                                                $914,845               $4,012                54.9% of EGI
Net Operating Income:                                             $695,291               $3,050

Capitalization Rate                                               9.00%
DIRECT CAPITALIZATION VALUE                                       $7,600,000 *           $33,333 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                                    10 years
2002 Economic Vacancy                                             23%
Stabilized Vacancy & Collection Loss:                             11%
Lease-up / Stabilization Period                                   N/A
Terminal Capitalization Rate                                      9.50%
Discount Rate                                                     10.50%
Selling Costs                                                     3.00%
Growth Rates:
  Income                                                          3.00%
  Expenses:                                                       3.00%
DISCOUNTED CASH FLOW VALUE                                        $7,900,000 *           $34,649 / UNIT
RECONCILED INCOME CAPITALIZATION VALUE                            $7,800,000             $34,211 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                              $33,654 to $53,444
  Range of Sales $/Unit (Adjusted)                                $34,893 to $42,087
VALUE INDICATION - PRICE PER UNIT                                 $8,300,000 *           $36,404 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                              4.82 to 6.42
  Selected EGIM for Subject                                       5.00
  Subject's Projected EGI                                         $1,667,136
EGIM ANALYSIS CONCLUSION                                          $8,200,000 *           $35,965 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                                  $8,100,000 *           $35,526 / UNIT

RECONCILED SALES COMPARISON VALUE                                 $8,200,000             $35,965 / UNIT

-------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                                                 $8,300,000
   NOI Per Unit                                                   $8,100,000
   EGIM Multiplier                                                $8,200,000
INDICATED VALUE BY SALES COMPARISON                               $8,200,000             $35,965 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:                                  $7,600,000
   Discounted Cash Flow Method:                                   $7,900,000
INDICATED VALUE BY THE INCOME APPROACH                            $7,800,000             $34,211 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                              $7,900,000             $34,649 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                        INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 5902 Preston Oaks, Dallas, Dallas County, Texas. Dallas identifies it as 00000-7943125-00000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on May 7, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 7, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

 MARKETING PERIOD:                  6 to 12 months
 EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Partners Fund
XV. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Dallas, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being apartments. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Preston Road
West  - Montfort Drive
South - Spring Valley Road
North - Celestial Road

MAJOR EMPLOYERS

Major employers in the subject's area include Bank of America, Baylor University Medical Center, Children's Medical Center Dallas Medical City Dallas, Parkland Memorial Hospital, Presbyterian Hospital-Dallas, Southwest Airlines Texas Instruments Headquarters, UT Southwestern Med Center, and Vought. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                            NEIGHBORHOOD DEMOGRAPHICS

                                                       AREA
                                  ---------------------------------------------------------
          CATEGORY                1-MI. RADIUS    3-MI. RADIUS     5-MI. RADIUS      MSA
-------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                    26,424         131,251          342,351     3,673,578
5-Year Population                     30,003         142,973          371,579     4,073,691
% Change CY-5Y                          13.5%            8.9%             8.5%         10.9%
Annual Change CY-5Y                      2.7%            1.8%             1.7%          2.2%

HOUSEHOLDS

Current Households                    13,977          58,399          151,302     1,333,540
5-Year Projected Households           15,535          63,040          163,967     1,464,730
% Change CY - 5Y                        11.1%            7.9%             8.4%          9.8%
Annual Change CY-5Y                      2.2%            1.6%             1.7%          2.0%

INCOME TRENDS

Median Household Income             $ 41,669        $ 53,178         $ 55,928    $   52,302
Per Capita Income                   $ 33,280        $ 37,441         $ 36,877    $   25,319
Average Household Income            $ 63,859        $ 83,915         $ 83,261    $   69,747

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                         AREA
                                    ---------------------------------------------
        CATEGORY                    1-MI. RADIUS    3-MI. RADIUS     5-MI. RADIUS    MSA
-----------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                 75.35%          57.40%           50.34%     36.71%
5-Year Projected % Renting              73.99%          57.86%           49.76%     36.11%

% of Households Owning                  14.43%          34.41%           42.03%     53.58%
5-Year Projected % Owning               16.58%          34.44%           43.05%     54.86%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North -  Multi-Family
South -  Multi-Family
East  -  Multi-Family
West  -  Multi-Family

CONCLUSIONS

The subject is well located within the city of Dallas. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Dallas in Dallas County. The overall pace of development in the subject's market is more or less stable. There presently is no evidence of new multifamily construction, as the surrounding is mostly developed. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

   Period                      Region           Submarket
---------------------------------------------------------
    4Q01                        N/A                6.5%
    1Q02                        N/A                7.8%
    2Q02                        N/A                7.9%
    3Q02                        N/A                8.6%
    4Q02                        8.6%               8.5%
    1Q03                        9.4%               8.5%

Source: REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has equated the overall market. Since the fourth quarter 2001 there has been an increase in the vacancy rate within the submarket, although not since 3rd quarter 2002. With the declining rates, concessions became a tool to attract and maintain tenants for the short term.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period       Region     % Change        Submarket    % Change
-------------------------------------------------------------
4Q01           N/A          -              $785          -
1Q02           N/A         N/A             $792        0.9%
2Q02           N/A         N/A             $793        0.1%
3Q02           N/A         N/A             $797        0.5%
4Q02           N/A         N/A             $798        0.1%
1Q03           N/A         N/A             $796       -0.3%

Source: REIS

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                             COMPETITIVE PROPERTIES

  No.             Property Name       Units      Ocpy.   Year Built    Proximity to subject
-------------------------------------------------------------------------------------------
R-1          Oak Run                   420        87%        1979        Less than 1 mile
R-2          Preston Pointe            600        94%        1981        Less than 1 mile
R-3          Creekview Apartments      240        95%        1985        Less than 1 mile
R-4          Montford Oaks             276        92%        1980        Less than 1 mile
Subject      Preston Creek Apartments  228        99%        1979

Market rents have been generally stable for several quarters, following an increase. As of the 4th quarter 2001, the average market rental rate was $785, and has grown to $796 as of the 1st quarter 2003, representing an increase of 1.4%.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                  11.567 acres, or 503,859 square feet
 Shape                      Irregular
 Topography                 Level
 Utilities                  All necessary utilities are available to the site.
 Soil Conditions            Stable
 Easements Affecting Site   None other than typical utility easements
 Overall Site Appeal        Average
 Flood Zone:
   Community Panel          48113C0185J, dated August 23, 2001
   Flood Zone               Zone X
 Zoning                     MF-1 (A), the subject improvements represent a legal
                            conforming use of the site.

REAL ESTATE TAXES

                                             ASSESSED VALUE - 2002
                                   -----------------------------------------    TAX RATE /    PROPERTY
    PARCEL NUMBER                    LAND             BUILDING       TOTAL      MILL RATE       TAXES
------------------------------------------------------------------------------------------------------
00000-7943125-00000                $3,275,080        $3,724,920   $7,000,000      0.02803     $196,198

IMPROVEMENT ANALYSIS

 Year Built                 1979
 Number of Units            228
 Net Rentable Area          216,600 Square Feet
 Construction:
   Foundation               Reinforced concrete slab
   Frame                    Heavy or light wood
   Exterior Walls           Wood or vinyl siding
   Roof                     Composition shingle over a wood truss structure
 Project Amenities          Amenities at the subject include a swimming pool,
                            tennis court, laundry room, business office, and
                            parking area.
 Unit Amenities             Individual unit amenities include a balcony,
                            fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

Unit Mix:

                                                Unit Area
    Unit Type        Number of Units            (Sq. Ft.)
---------------------------------------------------------
1Br/1Ba - 1A10              84                      788
1Br/1.5Ba -1A15             72                      897
2Br/2Ba - 2A20              60                    1,186
2Br/2Ba - 2B20              12                    1,222

Overall Condition                          Average
Effective Age                              24 years
Economic Life                              45 years
Remaining Economic Life                    21 years
Deferred Maintenance                       None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1979 and consist of a 228-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 21
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                       COMPARABLE
         DESCRIPTION                       SUBJECT                    I - 1                            I - 2
----------------------------------------------------------------------------------------------------------------------
  Property Name                   Preston Creek Apartments   Polo Club Apartments            Courts of McCallum Apartments
LOCATION:
  Address                         5902 Preston Oaks          5616 Spring Valley              7777 McCallum Blvd
  City, State                     Dallas, Texas              Dallas, TX                      Dallas, TX
  County                          Dallas                     Dallas                          Dallas
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          216,600                    146,960                         83,426
  Year Built                      1979                       1978                            1984
  Number of Units                 228                        192                             144
  Unit Mix:                            Type          Total    Type              Total          Type              Total
                                  1Br/1Ba - 1A10      84     1Br/1Ba             112         1 Br/1Ba             125
                                  1Br/1.5Ba - 1A15    72     2Br/2Ba              80         2 Br/2Ba              19
                                  2Br/2Ba - 2A20      60
                                  2Br/2Ba - 2B20      12

  Average Unit Size (SF)          950                        765                             579
  Land Area (Acre)                11.5670                    7.5000                          2.4000
  Density (Units/Acre)            19.7                       25.6                            60.0
  Parking Ratio (Spaces/Unit)     1.95                       1.59                            1.49
  Parking Type (Gr., Cov., etc.)  Open                       Open                            Open
CONDITION:                        Average                    Average                         Average
APPEAL:                           Average                    Average                         Average
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/No                          No/No
  Gym Room                        No                         No                              No
  Laundry Room                    Yes                        Yes                             Yes
  Secured Parking                 No                         Yes                             No
  Sport Courts                    No                         No                              No
OCCUPANCY:                        99%                        86%                             97%
TRANSACTION DATA:
  Sale Date                                                  June, 2002                      January, 2002
  Sale Price ($)                                             $7,000,000                      $4,926,000
  Grantor                                                    PRP/DRR-Texas Limited           Texas Courts of McCallum
                                                             Partnership (LP)                Partners (Ltd)
  Grantee                                                    Trivest Residential             Courts of McCallum Partners (LP)
  Sale Documentation                                         2002116-0109                    5097-0854
  Verification                                               Mr. Balthrope                   Mr. Seward
  Telephone Number                                           972-450-3300                    214-369-6900
ESTIMATED PRO-FORMA:                                          Total $     $/Unit    $/SF      Total $    $/Unit    $/SF
  Potential Gross Income                                     $1,410,048   $ 7,344   $9.59    $935,040    $6,493   $11.21
  Vacancy/Credit Loss                                       ($  197,407) ($ 1,028) ($1.34)  ($ 28,051)  ($  195) ($ 0.34)
                                                             -----------------------------  -----------------------------
  Effective Gross Income                                     $1,212,641   $ 6,316   $8.25    $906,989    $6,299   $10.87
  Operating Expenses                                         $  624,000   $ 3,250   $4.25    $455,404    $3,163   $ 5.46
                                                             -----------------------------  -----------------------------
  Net Operating Income                                       $  588,641   $ 3,066   $4.01    $451,585    $3,136   $ 5.41
                                                             -----------------------------  -----------------------------
NOTES:

  PRICE PER UNIT                                                        $36,458                       $34,208
  PRICE PER SQUARE FOOT                                                 $ 47.63                       $ 59.05
  EXPENSE RATIO                                                            51.5%                         50.2%
  EGIM                                                                     5.77                          5.43
  OVERALL CAP RATE                                                         8.41%                         9.17%
  Cap Rate based on Pro Forma or Actual Income?                         ACTUAL                        ACTUAL

                                          COMPARABLE                COMPARABLE                  COMPARABLE
         DESCRIPTION                        I - 3                     I - 4                       I - 5
--------------------------------------------------------------------------------------------------------------------
  Property Name                   Citiscape Apartments        Park on Preston          Tiburon Apartments
                                                              Apartments
LOCATION:
  Address                         5734 Preston View Blvd      17878 Preston Road       15411 Preston Road
  City, State                     Dallas, TX                  Dallas, TX               Dallas, TX
  County                          Dallas                      Dallas                   Dallas
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          204,748                     182,286                  360,118
  Year Built                      1971                        1983                     1980
  Number of Units                 231                         286                      362
  Unit Mix:                         Type              Total       Type         Total      Type                Total
                                  N/A                         1 Br/1Ba          214     1 Br/1Ba                244
                                                              2 Br/2/Ba          72     2 Br/2Ba                118

  Average Unit Size (SF)          886                         637                      995
  Land Area (Acre)                8.1300                      7.0900                   21.4300
  Density (Units/Acre)            28.4                        40.3                     16.9
  Parking Ratio (Spaces/Unit)     1.65                        NA                       2.03
  Parking Type (Gr., Cov., etc.)  Covered/Open                Covered/Open             Covered/Open
CONDITION:                        Average                     Average                  Average
APPEAL:                           Average                     Average                  Average
AMENITIES:
  Pool/Spa                        Yes/No                      Yes/No                   Yes/Yes
  Gym Room                        Yes                         Yes                      Yes
  Laundry Room                    Yes                         Yes                      Yes
  Secured Parking                 Yes                         Yes                      No
  Sport Courts                    No                          No                       No

OCCUPANCY:                        N/A                         N/A                      N/A
TRANSACTION DATA:
  Sale Date                       June, 2000                  February, 2000           September, 1999
  Sale Price ($)                  $10,100,000                 $9,625,000               $19,346,761
  Grantor                         SWP Remic Properties II-A   Heritage-Preston Park    Ciri Apartments
                                  (LP)                        (LP)
  Grantee                         FPC/Citiscape Apartments    Westdale Polo Club (Ltd) Alliance PQ Tiburon (LP)
                                  (Ltd)
  Sale Documentation              2000126-4784                4614-2533                99174-9574
  Verification                    Mr. Goris                   Mr. Goris                Oboyle Propeties
  Telephone Number                972-458-4800                972-458-4800             972-934-3400
ESTIMATED PRO-FORMA:              Total $     $/Unit  $/SF     Total $    $/Unit    $/SF      Total $   $/Unit    $/SF
  Potential Gross Income          $  0        $   0   $0.00   $        0  $    0   $ 0.00   $        0  $    0    $0.00
  Vacancy/Credit Loss             $  0        $   0   $0.00   $        0  $    0   $ 0.00   $        0  $    0    $0.00
                                  -------------------------   ---------------------------   ---------------------------
  Effective Gross Income          $  0        $   0   $0.00   $1,994,880  $6,975   $10.94   $3,012,086  $8,321    $8.36
  Operating Expenses              $  0        $   0   $0.00   $  916,000  $3,203   $ 5.03   $1,264,712  $3,494    $3.51
                                  -------------------------   ---------------------------   ---------------------------
  Net Operating Income            $  0        $   0   $0.00   $1,078,880  $3,772   $ 5.92   $1,747,374  $4,827    $4.85
                                  -------------------------   ---------------------------   ---------------------------
NOTES:

  PRICE PER UNIT                             $43,723                    $33,654                      $53,444
  PRICE PER SQUARE FOOT                      $49.33                     $52.80                       $ 53.72
  EXPENSE RATIO                                N/A                        45.9 %                        42.0 %
  EGIM                                         N/A                        4.82                          6.42
  OVERALL CAP RATE                             N/A                       11.21 %                        9.03 %
  Cap Rate based on Pro Forma or Actual Income?
                                                                     ACTUAL                      ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 22
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                               IMPROVED SALES MAP

                                      [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $33,654 to $53,444 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $34,893 to $42,087 per unit with a mean or average adjusted price of $38,001 per unit. The median adjusted price is $38,664 per unit. Based on the following analysis, we have concluded to a value of $37,000 per unit, which results in an "as is" value of $8,300,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 23
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

SALES ADJUSTMENT GRID

                                                                          COMPARABLE                   COMPARABLE
         DESCRIPTION                          SUBJECT                        I - 1                       I - 2
---------------------------------------------------------------------------------------------------------------------------
  Property Name                      Preston Creek Apartments  Polo Club Apartments          Courts of McCallum
                                                                                             Apartments
  Address                            5902 Preston Oaks         5616 Spring Valley            7777 McCallum Blvd
  City                               Dallas, Texas             Dallas, TX                    Dallas, TX
  Sale Date                                                    June, 2002                    January, 2002
  Sale Price ($)                                               $7,000,000                    $4,926,000
  Net Rentable Area (SF)             216,600                   146,960                       83,426
  Number of Units                    228                       192                           144
  Price Per Unit                                               $36,458                       $34,208
  Year Built                         1979                      1978                          1984
  Land Area (Acre)                   11.5670                   7.5000                        2.4000
VALUE ADJUSTMENTS                           DESCRIPTION           DESCRIPTION          ADJ.     DESCRIPTION          ADJ.
  Property Rights Conveyed           Fee Simple Estate         Fee Simple Estate        0%   Fee Simple Estate        0%
  Financing                                                    Cash To Seller           0%   Cash To Seller           0%
  Conditions of Sale                                           Arm's Length             0%   Arm's Length             0%
  Date of Sale (Time)                                          06-2002                  1%   01-2002                  2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                         $36,823                     $34,893
  Location                                                     Comparable               0%   Comparable               0%
  Number of Units                    228                       192                      0%   144                    -10%
  Quality / Appeal                   Good                      Comparable               0%   Superior                -5%
  Age / Condition                    1979                      1978 / Average           0%   1984 / Average           0%
  Occupancy at Sale                  99%                       86%                     10%   97%                      0%
  Amenities                          Good                      Superior               -10%   Inferior                 5%
  Average Unit Size (SF)             950                       765                      5%   579                     10%
PHYSICAL ADJUSTMENT                                                                     5%                            0%
FINAL ADJUSTED VALUE ($/UNIT)                                               $38,664                     $34,893


                                              COMPARABLE                     COMPARABLE                    COMPARABLE
         DESCRIPTION                            I - 3                          I - 4                         I - 5
----------------------------------------------------------------------------------------------------------------------------
  Property Name                      Citiscape Apartments           Park on Preston Apartments    Tiburon Apartments
  Address                            5734 Preston View Blvd         17878 Preston Road            15411 Preston Road
  City                               Dallas, TX                     Dallas, TX                    Dallas, TX
  Sale Date                          June, 2000                     February, 2000                September, 1999
  Sale Price ($)                     $10,100,000                    $9,625,000                    $19,346,761
  Net Rentable Area (SF)             204,748                        182,286                       360,118
  Number of Units                    231                            286                           362
  Price Per Unit                     $43,723                        $33,654                       $53,444
  Year Built                         1971                           1983                          1980
  Land Area (Acre)                   8.1300                         7.0900                        21.4300
VALUE ADJUSTMENTS                       DESCRIPTION        ADJ.        DESCRIPTION          ADJ.     DESCRIPTION        ADJ.
  Property Rights Conveyed           Fee Simple Estate      0%      Fee Simple Estate        0%   Fee Simple Estate      0%
  Financing                          Cash To Seller         0%      Cash To Seller           0%   Cash To Seller         0%
  Conditions of Sale                 Arm's Length           0%      Arm's Length             0%   Arm's Length           0%
  Date of Sale (Time)                06-2000                5%      02-2000                  5%   09-1999                5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $45,909                        $35,337                       $56,116
  Location                           Comparable             0%      Superior               -10%   Superior             -10%
  Number of Units                    231                    0%      286                      0%   362                    0%
  Quality / Appeal                   Superior             -10%      Comparable               0%   Superior             -15%
  Age / Condition                    1971 / Average         0%      1983 / Average           0%   1980 / Average         0%
  Occupancy at Sale                  N/A                    0%      N/A                      0%   N/A                    0%
  Amenities                          Superior              -5%      Comparable               0%   Comparable             0%
  Average Unit Size (SF)             886                    0%      637                     10%   995                    0%
PHYSICAL ADJUSTMENT                                       -15%                               0%                        -25%
FINAL ADJUSTED VALUE ($/UNIT)                   $39,023                        $35,337                       $42,087

SUMMARY

VALUE RANGE (PER UNIT)                            $34,893      TO    $  42,087
MEAN (PER UNIT)                                   $38,001
MEDIAN (PER UNIT)                                 $38,664
VALUE CONCLUSION (PER UNIT)                       $37,000

VALUE OF IMPROVEMENT & MAIN SITE                                     $8,436,000
PV OF CONCESSIONS                                                   -$  129,000
VALUE INDICATED BY SALES COMPARISON APPROACH                         $8,307,000
ROUNDED                                                              $8,300,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 24
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                             NOI PER UNIT COMPARISON

                         SALE PRICE                    NOI/       SUBJECT NOI
COMPARABLE   NO. OF      ----------                 ---------------------------      ADJUSTMENT    INDICATED
   NO.       UNITS       PRICE/UNIT       OAR       NOI/UNIT     SUBJ. NOI/UNIT       FACTOR      VALUE/UNIT
------------------------------------------------------------------------------------------------------------
  I-1         192       $ 7,000,000      8.41%     $   588,641    $   695,291         0.995       $  36,264
                        $    36,458                $     3,066    $     3,050
  I-2         144       $ 4,926,000      9.17%     $   451,585    $   695,291         0.972       $  33,265
                        $    34,208                $     3,136    $     3,050
  I-3         231       $10,100,000      0.00%                    $   695,291
                        $    43,723                               $     3,050
  I-4         286       $ 9,625,000     11.21%     $ 1,078,880    $   695,291         0.808       $  27,206
                        $    33,654                $     3,772    $     3,050
  I-5         362       $19,346,761      9.03%     $ 1,747,374    $   695,291         0.632       $  33,764
                        $    53,444                $     4,827    $     3,050

                                   PRICE/UNIT

  Low              High        Average           Median
$27,206          $36,264       $32,625           $33,514

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                     $   36,000
Number of Units                                     228

Value                                        $8,208,000
  PV of Concessions                         -$  129,000
                                             ----------
Value Based on NOI Analysis                  $8,079,000
                                   Rounded   $8,100,000

The adjusted sales indicate a range of value between $27,206 and $36,264 per unit, with an average of $32,625 per unit. Based on the subject's competitive position within the improved sales, a value of $36,000 per unit is estimated. This indicates an "as is" market value of $8,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH  PAGE 25
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                            SALE PRICE
COMPARABLE       NO. OF     ----------       EFFECTIVE         OPERATING                 SUBJECT
   NO.           UNITS      PRICE/UNIT      GROSS INCOME        EXPENSE        OER     PROJECTED OER    EGIM
-------------------------------------------------------------------------------------------------------------
  I-1             192      $ 7,000,000      $ 1,212,641      $   624,000      51.46%                    5.77
                           $    36,458
  I-2             144      $ 4,926,000      $   906,989      $   455,404      50.21%                    5.43
                           $    34,208
  I-3             231      $10,100,000                                                    54.88%
                           $    43,723
  I-4             286      $ 9,625,000      $ 1,994,880      $   916,000      45.92%                    4.82
                           $    33,654
  I-5             362      $19,346,761      $ 3,012,086      $ 1,264,712      41.99%                    6.42
                           $    53,444

                                      EGIM

Low           High       Average        Median
---           ----       -------        ------
4.82          6.42        5.61           5.60


               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                       5.00
Subject EGI                                   $1,667,136

Value                                         $8,335,680
 PV of Concessions                           -$  129,000
                                              ----------
Value Based on EGIM Analysis                  $8,206,680
                                    Rounded   $8,200,000

            Value Per Unit                    $   35,965


There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 54.88% before reserves. The comparable sales indicate a range of expense ratios from 41.99% to 51.46%, while their EGIMs range from 4.82 to 6.42. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $8,200,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,200,000.

Price Per Unit                 $8,300,000
NOI Per Unit                   $8,100,000
EGIM Analysis                  $8,200,000

Sales Comparison Conclusion    $8,200,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 26
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                                Average
                         Unit Area      ----------------------
   Unit Type            (Sq. Ft.)       Per Unit        Per SF        %Occupied
-------------------------------------------------------------------------------
1Br/1Ba - 1A10             788           $509           $ 0.65           98.8%
1Br/1.5Ba -1A15            897           $608           $ 0.68           98.6%
2Br/2Ba - 2A20            1186           $729           $ 0.61           98.3%
2Br/2Ba - 2B20            1222           $839           $ 0.69          100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 28
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                  RENT ANALYSIS

                                                                               COMPARABLE RENTS
                                                                    ---------------------------------------
                                                                      R-1       R-2       R-3        R-4
                                                                    ---------------------------------------
                                                                              Preston  Creekview   Montford
                                                                    Oak Run   Pointe   Apartments    Oaks
                                                                    ---------------------------------------
                                                                             COMPARISON TO SUBJECT
                                                SUBJECT    SUBJECT  ---------------------------------------
                            SUBJECT UNIT        ACTUAL     ASKING                      Slightly
    DESCRIPTION                 TYPE             RENT       RENT    Similar   Similar  Superior    Similar
-----------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba - 1A10       $   509    $   539  $   506   $   654  $   730     $   645
Unit Area (SF)                                      788        788      779       723      773         711
Monthly Rent Per Sq. Ft.                        $  0.65    $  0.68  $  0.65   $  0.90  $  0.94     $  0.91

Monthly Rent               1Br/1.5Ba - 1A15     $   608    $   639  $   449   $   789              $   750
Unit Area (SF)                                      897        897      826       876                  852
Monthly Rent Per Sq. Ft.                        $  0.68    $  0.71  $  0.54   $  0.90              $  0.88

Monthly Rent               2Br/2Ba - 2A20       $   729    $   759  $   689   $   819              $   830
Unit Area (SF)                                    1,186      1,186    1,177     1,000                  971
Monthly Rent Per Sq. Ft.                        $  0.61    $  0.64  $  0.59   $  0.82              $  0.85

Monthly Rent               2Br/2Ba - 2B20       $   839    $   859  $   739
Unit Area (SF)                                    1,222      1,222    1,240
Monthly Rent Per Sq. Ft.                        $  0.69    $  0.70  $  0.60

    DESCRIPTION               MIN       MAX     MEDIAN   AVERAGE
----------------------------------------------------------------
Monthly Rent                 $  506   $  730   $  650    $  634
Unit Area (SF)                  711      779      748       747
Monthly Rent Per Sq. Ft.     $ 0.65   $ 0.94   $ 0.91    $ 0.85

Monthly Rent                 $  449   $  789   $  750    $  663
Unit Area (SF)                  826      876      852       851
Monthly Rent Per Sq. Ft.     $ 0.54   $ 0.90   $ 0.88    $ 0.77

Monthly Rent                 $  689   $  830   $  819    $  779
Unit Area (SF)                  971    1,177    1,000     1,049
Monthly Rent Per Sq. Ft.     $ 0.59   $ 0.85   $ 0.82    $ 0.75

Monthly Rent                 $  739   $  739   $  739    $  739
Unit Area (SF)                1,240    1,240    1,240     1,240
Monthly Rent Per Sq. Ft.     $ 0.60   $ 0.60   $ 0.60    $ 0.60

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                         Market Rent
                                        Unit Area    ------------------      Monthly      Annual
   Unit Type       Number of Units      (Sq. Ft.)    Per Unit    Per SF      Income       Income
--------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10           84                788        $550       $0.70      $ 46,200    $  554,400
1Br/1.5Ba - 1A15         72                897        $650       $0.72      $ 46,800    $  561,600
2Br/2Ba - 2A20           60              1,186        $750       $0.63      $ 45,000    $  540,000
2Br/2Ba - 2B20           12              1,222        $850       $0.70      $ 10,200    $  122,400
                                                                            ----------------------
                                                                 Total      $148,200    $1,778,400
                                                                            ======================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 29
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                   FISCAL YEAR 2000           FISCAL YEAR 2001        FISCAL YEAR 2002          FISCAL YEAR 2003
                               -----------------------------------------------------------------------------------------------------
                                        ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                               -----------------------   -----------------------   -----------------------   -----------------------
       DESCRIPTION                TOTAL       PER UNIT      TOTAL      PER UNIT       TOTAL      PER UNIT       TOTAL      PER UNIT
------------------------------------------------------------------------------------------------------------------------------------
Revenues
   Rental Income               $2,016,048   $    8,842   $2,021,849   $    8,868   $1,835,704   $    8,051   $1,763,592   $    7,735

   Vacancy                     $  132,850   $      583   $  227,940   $    1,000   $  261,617   $    1,147   $  102,000   $      447
   Credit Loss/Concessions     $  137,491   $      603   $  195,939   $      859   $  160,319   $      703   $   66,000   $      289
       Subtotal                $  270,341   $    1,186   $  423,879   $    1,859   $  421,936   $    1,851   $  168,000   $      737

   Laundry Income              $        0   $        0   $   20,699   $       91   $   14,570   $       64   $   10,296   $       45
   Garage Revenue              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Other Misc. Revenue         $  100,992   $      443   $   62,329   $      273   $   79,160   $      347   $   60,000   $      263
       Subtotal Other Income   $  100,992   $      443   $   83,028   $      364   $   93,730   $      411   $   70,296   $      308

Effective Gross Income         $1,846,699   $    8,100   $1,680,998   $    7,373   $1,507,498   $    6,612   $1,665,888   $    7,307

Operating Expenses
   Taxes                       $  213,675   $      937   $  235,861   $    1,034   $  208,895   $      916   $  199,602   $      875
   Insurance                   $   20,566   $       90   $   29,860   $      131   $   55,479   $      243   $   64,834   $      284
   Utilities                   $  101,393   $      445   $  109,683   $      481   $   98,707   $      433   $  135,750   $      595
   Repair & Maintenance        $   45,636   $      200   $   50,443   $      221   $   44,653   $      196   $   45,735   $      201
   Cleaning                    $   70,250   $      308   $   96,241   $      422   $  114,208   $      501   $   98,500   $      432
   Landscaping                 $   50,439   $      221   $   61,809   $      271   $   75,656   $      332   $   48,000   $      211
   Security                    $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
   Marketing & Leasing         $   51,211   $      225   $   44,392   $      195   $   51,579   $      226   $   39,690   $      174
   General Administrative      $  186,383   $      817   $  220,793   $      968   $  225,401   $      989   $  187,048   $      820
   Management                  $   97,926   $      430   $   85,838   $      376   $   79,922   $      351   $   85,994   $      377
   Miscellaneous               $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

Total Operating Expenses       $  837,479   $    3,673   $  934,920   $    4,101   $  954,500   $    4,186   $  905,153   $    3,970

   Reserves                    $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

Net Income                     $1,009,220   $    4,426   $  746,078   $    3,272   $  552,998   $    2,425   $  760,735   $    3,337

                                   ANNUALIZED 2003
                               -----------------------
                                      PROJECTION                    AAA PROJECTION
                               -----------------------   -------------------------------------
       DESCRIPTION               TOTAL       PER UNIT      TOTAL       PER UNIT           %
----------------------------------------------------------------------------------------------
Revenues
   Rental Income               $1,687,112   $    7,400   $1,778,400   $    7,800        100.0%

   Vacancy                     $   23,652   $      104   $  142,272   $      624          8.0%
   Credit Loss/Concessions     $   31,760   $      139   $   53,352   $      234          3.0%
       Subtotal                $   55,412   $      243   $  195,624   $      858         11.0%

   Laundry Income              $   20,108   $       88   $   15,960   $       70          0.9%
   Garage Revenue              $        0   $        0   $        0   $        0          0.0%
   Other Misc. Revenue         $   45,044   $      198   $   68,400   $      300          3.8%
       Subtotal Other Income   $   65,152   $      286   $   84,360   $      370          4.7%

Effective Gross Income         $1,696,852   $    7,442   $1,667,136   $    7,312        100.0%

Operating Expenses
   Taxes                       $  198,704   $      872   $  205,200   $      900         12.3%
   Insurance                   $   64,580   $      283   $   62,700   $      275          3.8%
   Utilities                   $   95,604   $      419   $  102,600   $      450          6.2%
   Repair & Maintenance        $   19,540   $       86   $   45,600   $      200          2.7%
   Cleaning                    $   67,376   $      296   $  102,600   $      450          6.2%
   Landscaping                 $   56,236   $      247   $   62,700   $      275          3.8%
   Security                    $        0   $        0   $        0   $        0          0.0%
   Marketing & Leasing         $   28,908   $      127   $   45,600   $      200          2.7%
   General Administrative      $  230,072   $    1,009   $  221,160   $      970         13.3%
   Management                  $   86,032   $      377   $   66,685   $      292          4.0%
   Miscellaneous               $        0   $        0   $        0   $        0          0.0%

Total Operating Expenses       $  847,052   $    3,715   $  914,845   $    4,012         54.9%

   Reserves                    $        0   $        0   $   57,000   $      250          6.2%

Net Income                     $  849,800   $    3,727   $  695,291   $    3,050         41.7%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 11% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 30
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                         CAPITALIZATION RATES
              ----------------------------------------------------------------------
                           GOING-IN                                TERMINAL
              ----------------------------------------------------------------------
               LOW                          HIGH        LOW                     HIGH
              ----------------------------------------------------------------------
RANGE         6.00%                        10.00%      7.00%                   10.00%
AVERAGE                     8.14%                                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 31
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                  SUMMARY OF OVERALL
                                 CAPITALIZATION RATES

COMP. NO.    SALE DATE     OCCUP.     PRICE/UNIT      OAR
-----------------------------------------------------------
  I-1          Jun-02       86%        $36,458        8.41%
  I-2          Jan-02       97%        $34,208        9.17%
  I-3          Jun-00       N/A        $43,723         N/A
  I-4          Feb-00       N/A        $33,654       11.21%
  I-5          Sep-99       N/A        $53,444        9.03%
                                             High    11.21%
                                              Low     8.41%
                                          Average     9.46%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $7,900,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 32
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 33
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

DISCOUNTED CASH FLOW ANALYSIS

                            PRESTON CREEK APARTMENTS

             YEAR                       APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
         FISCAL YEAR                        1             2             3             4             5             6
------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,778,400    $1,778,400    $1,831,752    $1,886,705    $1,943,306    $2,001,605

  Vacancy                              $  142,272    $  142,272    $  146,540    $  150,936    $  155,464    $  160,128
  Credit Loss                          $   53,352    $   53,352    $   54,953    $   56,601    $   58,299    $   60,048
  Concessions                          $   53,352    $   35,568    $   36,635    $   18,867    $   19,433    $        0
    Subtotal                           $  248,976    $  231,192    $  238,128    $  226,405    $  233,197    $  220,177

  Laundry Income                       $   15,960    $   15,960    $   16,439    $   16,932    $   17,440    $   17,963
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   68,400    $   68,400    $   70,452    $   72,566    $   74,743    $   76,985
      Subtotal Other Income            $   84,360    $   84,360    $   86,891    $   89,498    $   92,182    $   94,948

EFFECTIVE GROSS INCOME                 $1,613,784    $1,631,568    $1,680,515    $1,749,798    $1,802,291    $1,876,376

OPERATING EXPENSES:
  Taxes                                $  205,200    $  211,356    $  217,697    $  224,228    $  230,954    $  237,883
  Insurance                            $   62,700    $   64,581    $   66,518    $   68,514    $   70,569    $   72,686
  Utilities                            $  102,600    $  105,678    $  108,848    $  112,114    $  115,477    $  118,942
  Repair & Maintenance                 $   45,600    $   46,968    $   48,377    $   49,828    $   51,323    $   52,863
  Cleaning                             $  102,600    $  105,678    $  108,848    $  112,114    $  115,477    $  118,942
  Landscaping                          $   62,700    $   64,581    $   66,518    $   68,514    $   70,569    $   72,686
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   45,600    $   46,968    $   48,377    $   49,828    $   51,323    $   52,863
  General Administrative               $  221,160    $  227,795    $  234,629    $  241,668    $  248,918    $  256,385
  Management                           $   64,551    $   65,263    $   67,221    $   69,992    $   72,092    $   75,055
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

TOTAL OPERATING EXPENSES               $  912,711    $  938,868    $  967,034    $  996,799    $1,026,703    $1,058,305

  Reserves                             $   57,000    $   58,710    $   60,471    $   62,285    $   64,154    $   66,079

NET OPERATING INCOME                   $  644,073    $  633,990    $  653,010    $  690,713    $  711,434    $  751,993


  Operating Expense Ratio (% of EGI)         56.6%         57.5%         57.5%         57.0%         57.0%         56.4%
  Operating Expense Per Unit           $    4,003    $    4,118    $    4,241    $    4,372    $    4,503    $    4,642

             YEAR                       APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
         FISCAL YEAR                        7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $2,061,653    $2,123,503    $2,187,208    $2,252,824    $2,320,409

  Vacancy                              $  164,932    $  169,880    $  174,977    $  180,226    $  185,633
  Credit Loss                          $   61,850    $   63,705    $   65,616    $   67,585    $   69,612
  Concessions                          $        0    $        0    $        0    $        0    $        0
    Subtotal                           $  226,782    $  233,585    $  240,593    $  247,811    $  255,245

  Laundry Income                       $   18,502    $   19,057    $   19,629    $   20,218    $   20,824
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   79,294    $   81,673    $   84,123    $   86,647    $   89,246
      Subtotal Other Income            $   97,796    $  100,730    $  103,752    $  106,865    $  110,071

EFFECTIVE GROSS INCOME                 $1,932,668    $1,990,648    $2,050,367    $2,111,878    $2,175,234

OPERATING EXPENSES:
  Taxes                                $  245,020    $  252,370    $  259,941    $  267,739    $  275,772
  Insurance                            $   74,867    $   77,113    $   79,426    $   81,809    $   84,264
  Utilities                            $  122,510    $  126,185    $  129,971    $  133,870    $  137,886
  Repair & Maintenance                 $   54,449    $   56,082    $   57,765    $   59,498    $   61,283
  Cleaning                             $  122,510    $  126,185    $  129,971    $  133,870    $  137,886
  Landscaping                          $   74,867    $   77,113    $   79,426    $   81,809    $   84,264
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   54,449    $   56,082    $   57,765    $   59,498    $   61,283
  General Administrative               $  264,077    $  271,999    $  280,159    $  288,564    $  297,221
  Management                           $   77,307    $   79,626    $   82,015    $   84,475    $   87,009
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

TOTAL OPERATING EXPENSES               $1,090,054    $1,122,756    $1,156,438    $1,191,132    $1,226,865

  Reserves                             $   68,061    $   70,103    $   72,206    $   74,372    $   76,603

NET OPERATING INCOME                   $  774,552    $  797,789    $  821,723    $  846,374    $  871,766


  Operating Expense Ratio (% of EGI)         56.4%         56.4%         56.4%         56.4%         56.4%
  Operating Expense Per Unit           $    4,781    $    4,924    $    5,072    $    5,224    $    5,381

Estimated Stabilized NOI  $695,291  Sales Expense Rate   3.00%

Months to Stabilized             0  Discount Rate       10.50%

Stabilized Occupancy          92.0% Terminal Cap Rate    9.50%

Gross Residual Sale Price  $9,176,480  Deferred Maintenance           $        0
  Less: Sales Expense      $  275,294  Add: Excess Land               $        0
                           ----------
Net Residual Sale Price    $8,901,186  Other Adjustments              $        0
                                                                      ----------
PV of Reversion            $3,279,632  Value Indicated By "DCF"       $7,854,968
Add: NPV of NOI            $4,575,337                    Rounded      $7,900,000
                           ----------
PV Total                   $7,854,968

                          "DCF" VALUE SENSITIVITY TABLE

                                                                   DISCOUNT RATE
                                 -----------------------------------------------------------------------------
TOTAL VALUE                         10.00%            10.25%           10.50%          10.75%          11.00%
--------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE     9.00%      $8,310,530        $8,172,325       $8,037,170      $7,904,987      $7,775,702
                      9.25%      $8,212,626        $8,076,619       $7,943,607      $7,813,515      $7,686,269
                      9.50%      $8,119,875        $7,985,950       $7,854,968      $7,726,857      $7,601,543
                      9.75%      $8,031,880        $7,899,930       $7,770,875      $7,644,643      $7,521,162
                     10.00%      $7,948,285        $7,818,211       $7,690,987      $7,566,540      $7,444,800

AMERICAN APPRAISAL ASSOCIATES, INC.     INCOME CAPITALIZATION APPROACH  PAGE 34
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $129,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 35
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                            PRESTON CREEK APARTMENTS

                                                                   TOTAL         PER SQ. FT.     PER UNIT        % OF EGI
                                                                 ----------      ----------      --------        --------
REVENUE

   Base Rent                                                     $1,778,400        $ 8.21        $ 7,800

   Less: Vacancy & Collection Loss                 11.00%        $  195,624        $ 0.90        $   858

   Plus: Other Income
      Laundry Income                                             $   15,960        $ 0.07        $    70           0.96%
      Garage Revenue                                             $        0        $ 0.00        $     0           0.00%
      Other Misc. Revenue                                        $   68,400        $ 0.32        $   300           4.10%
                                                                 ------------------------------------------------------
        Subtotal Other Income                                    $   84,360        $ 0.39        $   370           5.06%

EFFECTIVE GROSS INCOME                                           $1,667,136        $ 7.70        $ 7,312

OPERATING EXPENSES:

   Taxes                                                         $  205,200        $ 0.95        $   900          12.31%
   Insurance                                                     $   62,700        $ 0.29        $   275           3.76%
   Utilities                                                     $  102,600        $ 0.47        $   450           6.15%
   Repair & Maintenance                                          $   45,600        $ 0.21        $   200           2.74%
   Cleaning                                                      $  102,600        $ 0.47        $   450           6.15%
   Landscaping                                                   $   62,700        $ 0.29        $   275           3.76%
   Security                                                      $        0        $ 0.00        $     0           0.00%
   Marketing & Leasing                                           $   45,600        $ 0.21        $   200           2.74%
   General Administrative                                        $  221,160        $ 1.02        $   970          13.27%
   Management                                      4.00%         $   66,685        $ 0.31        $   292           4.00%
   Miscellaneous                                                 $        0        $ 0.00        $     0           0.00%

TOTAL OPERATING EXPENSES                                         $  914,845        $ 4.22        $ 4,012          54.88%

   Reserves                                                      $   57,000        $ 0.26        $   250           3.42%
                                                                 ------------------------------------------------------
NET OPERATING INCOME                                             $  695,291        $ 3.21        $ 3,050          41.71%
                                                                 ======================================================
   "GOING IN" CAPITALIZATION RATE                                      9.00%

   VALUE INDICATION                                              $7,725,451        $35.67        $33,884

   PV OF CONCESSIONS                                            ($  129,000)

   "AS IS" VALUE INDICATION
             (DIRECT CAPITALIZATION APPROACH)                    $7,596,451

                     ROUNDED                                     $7,600,000        $35.09        $33,333

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH  PAGE 36
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE               VALUE              ROUNDED            $/UNIT             $/SF
--------             ----------          ----------          -------           ------
 8.25%               $8,298,764          $8,300,000          $36,404           $38.32
 8.50%               $8,050,889          $8,100,000          $35,526           $37.40
 8.75%               $7,817,178          $7,800,000          $34,211           $36.01
 9.00%               $7,596,451          $7,600,000          $33,333           $35.09
 9.25%               $7,387,655          $7,400,000          $32,456           $34.16
 9.50%               $7,189,848          $7,200,000          $31,579           $33.24
 9.75%               $7,002,185          $7,000,000          $30,702           $32.32

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $7,600,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

                 Discounted Cash Flow Analysis      $7,900,000
                 Direct Capitalization Method       $7,600,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $7,800,000.

AMERICAN APPRAISAL ASSOCIATES, INC.       RECONCILIATION AND CONCLUSION  PAGE 37
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                                 Not Utilized
Sales Comparison Approach                                     $8,200,000
Income Approach                                               $7,800,000
Reconciled Value                                              $7,900,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 7, 2003 the market value of the fee simple estate in the property is:

                                   $7,900,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PRESTON CREEK APARTMENTS,DALLAS, TEXAS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                 [PICTURE]

 EXTERIOR - APARTMENT BUILDINGS            EXTERIOR - APARTMENT BUILDING

           [PICTURE]                                 [PICTURE]

      EXTERIOR - FRONTAGE                      INTERIOR - LIVING ROOM

           [PICTURE]                                 [PICTURE]

    EXTERIOR - TENNIS COURT                    INTERIOR - LAUNDRY ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                               SUBJECT PHOTOGRAPHS

           [PICTURE]                                     [PICTURE]

       INTERIOR - BEDROOM                            INTERIOR - BEDROOM

           [PICTURE]                                     [PICTURE]

       INTERIOR - KITCHEN                        EXTERIOR - APARTMENT UNIT

           [PICTURE]                                     [PICTURE]

 INTERIOR - ENTRANCE / KITCHEN                   INTERIOR - BEDROOM / BATH

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT B

                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
 POLO CLUB APARTMENTS   COURTS OF MCCALLUM APARTMENTS    CITISCAPE APARTMENTS
  5616 Spring Valley         7777 McCallum Blvd         5734 Preston View Blvd
      Dallas, TX                 Dallas, TX                   Dallas, TX

      [PICTURE]                   [PICTURE]                    [PICTURE]

      COMPARABLE I-4              COMPARABLE I-5
PARK ON PRESTON APARTMENTS      TIBURON APARTMENTS
    17878 Preston Road          15411 Preston Road
        Dallas, TX                  Dallas, TX

        [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
           DESCRIPTION                                SUBJECT                                            R - 1
-----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Preston Creek Apartments                         Oak Run
  Management Company              AIMCO                                            AIMCO
LOCATION:
  Address                         5902 Preston Oaks                                5801 Preston Oaks
  City, State                     Dallas, Texas                                    Dallas, TX
  County                          Dallas                                           Dallas
  Proximity to Subject                                                             Less than 1 mile
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          216,600                                          308,284
  Year Built                      1979                                             1979
  Effective Age                   24                                               24
  Building Structure Type         Stucco/Siding                                    Brick/Wood
  Parking Type (Gr., Cov., etc.)  Open                                             Open
  Number of Units                 228                                              420
  Unit Mix:                                Type         Unit    Qty.   Mo. Rent           Type         Unit      Qty.      Mo.
                                   1  1Br/1Ba - 1A10      788    84      $509         1Br/1Ba- EA10     443        30      $429
                                   2  1Br/1.5Ba -1A15     897    72      $608         1Br/1Ba- 1A10     553       114      $435
                                   3  2Br/2Ba - 2A20    1,186    60      $729         1Br/1Ba- 1B10     687       108      $487
                                   4  2Br/2Ba - 2B20    1,222    12      $839      1  1Br/1Ba- 1C10     779        36      $506
                                                                                      1Br/1Ba- 1D10     821        40      $581
                                                                                   2  1Br/1Ba- 1E10     826        24      $449
                                                                                      1Br/1Ba- 1F10     977         8      $579
                                                                                      2Br/2Ba- 2A20   1,032        20      $439
                                                                                   3  2Br/2Ba- 2B20   1,177        16      $689
                                                                                   4  2Br/2Ba- 2C20   1,240        24      $739

  Average Unit Size (SF)          950                                              734
  Unit Breakdown:                      Efficiency   0%     2-Bedroom         32%        Efficiency   7%  2-Bedroom           14%
                                       1-Bedroom   68%     3-Bedroom          0%        1-Bedroom   79%  3-Bedroom            0%
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                       Attach. Garage           Vaulted Ceiling         Attach. Garage             Vaulted Ceiling
                                   X   Balcony           X      W/D Connect.        X   Balcony            X       W/D Connect.
                                   X   Fireplace                                    X   Fireplace
                                   X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                       Spa/Jacuzzi              Car Wash                Spa/Jacuzzi                Car Wash
                                       Basketball Court         BBQ Equipment           Basketball Court   X       BBQ Equipment
                                       Volleyball Court         Theater Room            Volleyball Court           Theater Room
                                       Sand Volley Ball         Meeting Hall        X   Sand Volley Ball           Meeting Hall
                                   X   Tennis Court             Secured Parking         Tennis Court               Secured Parking
                                       Racquet Ball      X      Laundry Room            Racquet Ball       X       Laundry Room
                                       Jogging Track     X      Business Office         Jogging Track      X       Business Office
                                       Gym Room                                     X   Gym Room

OCCUPANCY:                        99%                                              87%
LEASING DATA:
  Available Leasing Terms         6 to 12 months                                   6 to 12 months
  Concessions                     1 month                                          1 month
  Pet Deposit                     300                                              250
  Utilities Paid by Tenant:        X   Electric                 Natural Gas         X   Electric                   Natural Gas
                                   X   Water                    Trash               X   Water                      Trash
  Confirmation                                                                     Jessica
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:                                                           Similar

                                                    COMPARABLE                                            COMPARABLE
           DESCRIPTION                                R - 2                                                 R - 3
----------------------------------------------------------------------------------------------------------------------------------
  Property Name                   Preston Pointe                                   Creekview Apartments
  Management Company              N/A                                              N/A
LOCATION:
  Address                         14041 Preston Road                               14255 Preston Road
  City, State                     Dallas, TX                                       Dallas, TX
  County                          Dallas                                           Dallas
  Proximity to Subject            Less than 1 mile                                 Less than 1 mile
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          N/A                                              N/A
  Year Built                      1981                                             1985
  Effective Age                   22                                               18
  Building Structure Type         Brick/Wood                                       Brick/Wood
  Parking Type (Gr., Cov., etc.)  Covered/Open                                     Covered/Open
  Number of Units                 600                                              240
  Unit Mix:                                 Type         Unit     Qty.      Mo.              Type            Unit     Qty.    Mo.
                                        1Br/1Ba- 1A       509              $529           1Br/1Ba- 1A         579             $640
                                        1Br/1Ba- 1B       624              $599           1Br/1Ba- 1B         674             $685
                                    1   1Br/1Ba- 1C       723              $654    1      1Br/1Ba- 1C         773             $730
                                        1Br/1Ba- 1D       836              $689           1Br/1Ba- 1D         973             $825
                                    2   2Br/2Ba- 2A       876              $789           2Br/2Ba- 2A         987             $890
                                    3   2Br/2Ba- 2A     1,000              $819

  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency  N/A      2-Bedroom       N/A         Efficiency  N/A          2-Bedroom     N/A
                                       1-Bedroom   N/A      3-Bedroom       N/A         1-Bedroom   N/A          3-Bedroom     N/A
CONDITION:                        Average                                          Average
APPEAL:                           Average                                          Average
AMENITIES:
  Unit Amenities                       Attach. Garage             Vaulted Ceiling       Attach. Garage             Vaulted Ceiling
                                   X   Balcony            X       W/D Connect.      X   Balcony                    W/D Connect.
                                   X   Fireplace                                    X   Fireplace
                                   X   Cable TV Ready                               X   Cable TV Ready
  Project Amenities                X   Swimming Pool                                X   Swimming Pool
                                       Spa/Jacuzzi                Car Wash              Spa/Jacuzzi                Car Wash
                                       Basketball Court           BBQ Equipment         Basketball Court           BBQ Equipment
                                       Volleyball Court           Theater Room          Volleyball Court           Theater Room
                                       Sand Volley Ball           Meeting Hall          Sand Volley Ball           Meeting Hall
                                       Tennis Court               Secured Parking       Tennis Court               Secured Parking
                                       Racquet Ball       X       Laundry Room          Racquet Ball          X    Laundry Room
                                       Jogging Track      X       Business Office       Jogging Track         X    Business Office
                                   X   Gym Room                                     X   Gym Room

OCCUPANCY:                        94%                                              95%
LEASING DATA:
  Available Leasing Terms         3 to 14                                          6 to 15 months
  Concessions                     1 month free                                     2 to 6 weeks free
  Pet Deposit                     300                                              400
  Utilities Paid by Tenant:        X   Electric                   Natural Gas       X   Electric                   Natural Gas
                                   X   Water                      Trash             X   Water                      Trash
  Confirmation                    Holly                                            Christi
  Telephone Number                888-549-4806                                     972-458-8138
NOTES:

  COMPARISON TO SUBJECT:          Similar                                          Slightly Superior



                                                    COMPARABLE
           DESCRIPTION                                R - 4
-----------------------------------------------------------------------------------
  Property Name                   Montford Oaks
  Management Company              N/A
LOCATION:
  Address                         14100 Montfort Drive
  City, State                     Dallas, TX
  County                          Dallas
  Proximity to Subject            Less than 1 mile
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          N/A
  Year Built                      1980
  Effective Age                   23
  Building Structure Type         Brick/Wood
  Parking Type (Gr., Cov., etc.)  Open
  Number of Units                 276
  Unit Mix:                                Type           Unit     Qty.      Mo.
                                        1Br/1Ba- 1A        643               $605
                                        1Br/1Ba- 1B        686               $619
                                    1   1Br/1Ba- 1C        711               $645
                                    2   1Br/1Ba- 1D        852               $750
                                        2Br/2Ba- 2A        921               $762
                                    3   2br/2Ba- 2B        971               $830

  Average Unit Size (SF)
  Unit Breakdown:                      Efficiency    N/A      2-Bedroom       N/A
                                       1-Bedroom     N/A      3-Bedroom       N.A
CONDITION:
APPEAL:
AMENITIES:
  Unit Amenities                       Attach. Garage            Vaulted Ceiling
                                   X   Balcony              X    W/D Connect.
                                   X   Fireplace
                                   X   Cable TV Ready
  Project Amenities                X   Swimming Pool
                                   X   Spa/Jacuzzi               Car Wash
                                       Basketball Court     X    BBQ Equipment
                                       Volleyball Court          Theater Room
                                       Sand Volley Ball          Meeting Hall
                                   X   Tennis Court              Secured Parking
                                       Racquet Ball         X    Laundry Room
                                       Jogging Track        X    Business Office
                                   X   Gym Room

OCCUPANCY:                        92%
LEASING DATA:
  Available Leasing Terms         7 to 13 months
  Concessions                     1 month free
  Pet Deposit                     350
  Utilities Paid by Tenant:        X   Electric                  Natural Gas
                                   X   Water                X    Trash
  Confirmation                    Joyce
  Telephone Number                972-980-7717
NOTES:

  COMPARISON TO SUBJECT:          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1      COMPARABLE R-2         COMPARABLE R-3
      OAK RUN          PRESTON POINTE      CREEKVIEW APARTMENTS
 5801 Preston Oaks   14041 Preston Road     14255 Preston Road
     Dallas, TX          Dallas, TX             Dallas, TX

     [PICTURE]            [PICTURE]             [PICTURE]

   COMPARABLE R-4
   MONTFORD OAKS
14100 Montfort Drive
     Dallas, TX

    [PICTURE]                N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT C

                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                                 CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

           The statements of fact contained in this report are true and correct.

           The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

           American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

           Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

           The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

           The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

           I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

           I am currently in compliance with the Appraisal Institute's continuing education requirements.

                            -s- Frank Fehribach
                          --------------------------
                              Frank Fehribach, MAI
                      Managing Principal, Real Estate Group
                    Texas State Certified General Real Estate
                             Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                    EXHIBIT E

                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                            FRANK A. FEHRIBACH, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation          Mr. Fehribach has experience in valuations for resort
                     hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                     Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business           Mr. Fehribach joined AAA as an engagement director in 1998.
                     He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

 EDUCATION           University of Texas - Arlington
                      Master of Science - Real Estate
                     University of Dallas
                      Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE                State of Arizona
CERTIFICATIONS        Certified General Real Estate Appraiser, #30828
                     State of Arkansas
                      State Certified General Appraiser, #CG1387N
                      State of Colorado
                     Certified General Appraiser, #CG40000445
                      State of Georgia
                     Certified General Real Property Appraiser, #218487
                      State of Michigan
                     Certified General Appraiser, #1201008081
                      State of Texas
                     Real Estate Salesman License, #407158 (Inactive)
                      State of Texas
                     State Certified General Real Estate Appraiser,
                      #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

   PROFESSIONAL      Appraisal Institute, MAI Designated Member
   AFFILIATIONS      Candidate Member of the CCIM Institute  pursuing Certified
                     Commercial Investment Member (CCIM) designation

   PUBLICATIONS      "An Analysis of the Determinants of Industrial Property
                     Valuation," Co-authored with Dr. Ronald C. Rutherford and
                     Dr. Mark Eakin, The Journal of Real Estate Research, Vol.
                     8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                                GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PRESTON CREEK APARTMENTS, DALLAS, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.